Exhibit 10.2

Consulting Agreement

I, Raj Pamani accept the position of contractor of Bioneutral Laboratories Corporation USA (the "Company"). I will accept responsibilities and take direction from the Company's Board of Directors. I accept this position as of June 15, 2008 as a contractor for total monthly compensation of $10,000 and a one time stock issuance of 4,250,000 shares of the Company's common stock. No other compensation arrangements exist between myself and the Company.

Contractor:

/s/ Raj Pamani
Raj Pamani, Director

/s/ Andrew Kielbania
Andrew Kielbania, Secretary